Exhibit 99.1

FOR IMMEDIATE RELEASE

PULASKI FINANCIAL CORP. COMPLETES SALE OF $32.5 MILLION IN

PREFERRED SHARES TO THE U.S. TREASURY

AND PARTICIPATES IN FDIC INSURANCE PROGRAM

ST. LOUIS, January 16, 2009 — Pulaski Financial Corp. (the “Company”) (NasdaqGS: PULB), parent of Pulaski Bank, announced today that as part of the government’s Capital Purchase Program, it issued 32,538 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1,000 per share liquidation preference, and a warrant to purchase up to 778,421 shares of the Company’s common stock at an exercise price of $6.27 per share in exchange for $32.5 million in cash.

The preferred stock issued by the Company pays cumulative dividends of 5% per year for the first five years and 9% per year thereafter. After three years, the Company may, at its option, redeem the preferred stock at its liquidation preference plus accrued and unpaid dividends. The preferred stock will qualify as Tier 1 capital. The securities purchase agreement between the Company and the Treasury limits the rate of dividend payments on the Company’s common stock to the amount of its last quarterly cash dividend of $0.095 per share for three years unless an increase is approved by the Treasury, limits the Company’s ability to repurchase its common stock for three years, and subjects the Company to certain executive compensation limitations included in the Emergency Economic Stabilization Act of 2008.

Gary Douglass, President and Chief Executive Officer, commented, “We are pleased to participate in the TARP Capital Purchase Program. We believe this commitment from the U.S. Treasury is recognition of the fundamental strength of Pulaski Bank and it enhances our ability to provide increased credit to businesses and consumers in our market area.”

At September 30, 2008, the Company's wholly-owned subsidiary, Pulaski Bank, was considered "well-capitalized" under existing regulatory standards. On a pro forma basis, the addition of $32.5 million in new capital through the program would have increased the bank's regulatory Tier 1 risk-based capital and total risk-based capital ratios at September 30, 2008 to approximately 10% and 13%, respectively.

The Company and its subsidiary, Pulaski Bank, also announced that they will participate in the FDIC’s Transaction Account Guarantee Program. This program provides full FDIC insurance coverage for non interest-bearing transaction accounts and qualifying NOW accounts, regardless of the dollar amount, and is in addition to the standard FDIC insurance that was temporarily increased to $250,000 per depositor. Both FDIC limits will be in effect through December 31, 2009.

About Pulaski Financial

Pulaski Financial Corp., operating in its 87th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail, mortgage and commercial banking products through 12 full-service offices in St. Louis and three loan production offices in the St. Louis and Kansas City metropolitan areas. The company’s web site can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2008 on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:

Ramsey Hamadi, CFO

Pulaski Financial Corp.

(314) 878-2210 Ext. 3825

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